Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-1 of Clarivate Plc of our report dated May 13, 2020, with respect to the combined financial statements of DRG Holdco Inc and its subsidiaries DRG Analytics & Insights Private Limited and the following subsidiaries/branches of PEL-DRG Dutch Holdco B.V. 1) Millennium Research Group Inc.; 2) Decision Resources Group UK Limited and its subsidiaries; 3) DRG Singapore Pte. Ltd and 4) Japan branch, which comprise the combined balance sheets as at December 31, 2019 and December 31, 2018 and the related combined statements of comprehensive loss, combined statement of changes in the stockholder’s equity and combined statements of cash flows for the years ended December 31, 2019 and December 31, 2018, and the related notes to the combined financial statements, in each case incorporation by reference in the Registration Statement on Form S-1 (No. 333-238848) of Clarivate Plc, and to the reference to us under the heading “Experts” in the Registration Statement on Form S-1 (No. 333-238848) of Clarivate Plc incorporated by reference in this Registration Statement.

/s/ KNAV P.A.
KNAV P.A.

Atlanta, Georgia
June 3, 2020